UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2015

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 434-3131

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2015, PPG Industries, Inc. (the “Company”) entered into an Underwriting Agreement with each of the underwriters named therein (the “Underwriters”), in connection with the issuance and sale by the Company of €600,000,000 aggregate principal amount of 0.875% Notes Due 2022 (the “2022 Notes”) and €600,000,000 aggregate principal amount of 1.40% Notes Due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Notes”). Pursuant to the Underwriting Agreement and subject to the terms and conditions expressed therein, the Company has agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale. The Underwriting Agreement provides that the Company will sell the Notes to the Underwriters at issue prices of 99.155% and 98.153% of the principal amounts of the 2022 Notes and the 2027 Notes, respectively, and that the Underwriters will offer the 2022 Notes and the 2027 Notes to the public at prices of 99.555% and 98.628%, respectively, of the principal amounts thereof. Pursuant to the Underwriting Agreement, the Company has also agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, and to contribute to payments if the Underwriters are required to make any payments in respect of any of these liabilities.

It is expected that the Company will issue and sell the Notes on March 13, 2015. The Notes are being sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-190216), filed with the Securities and Exchange Commission on July 29, 2013 and the Prospectus included therein, as supplemented by a Prospectus Supplement dated March 6, 2015 and filed with the Securities and Exchange Commission on March 10, 2015.

The foregoing is a summary of the material terms and conditions of the Underwriting Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is set forth in its entirety and filed as Exhibit 1.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 6, 2015, among PPG Industries, Inc. and each of the underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2015		PPG INDUSTRIES, INC.
(Registrant)

	By:	/s/ Frank S. Sklarsky
Frank S. Sklarsky
Executive Vice President and Chief Financial Officer